Exhibit 10.58
PLUMAS BANK
EXECUTIVE SALARY CONTINUATION AGREEMENT
This Amended and Restated Executive Salary Continuation Agreement governing benefits accrued after December 31, 2004 (Agreement) is entered into this 17th day of December, 2008 by and between Plumas Bank, a corporation organized under the laws of the state of California (the “Employer”), and Robert T. Herr, an individual residing in the state of California (hereinafter referred to as the “Executive”).
RECITALS
WHEREAS, the Executive is in the employ of the Employer, and has faithfully served the Employer for many years. It is the consensus of the Board of Directors (Board) and its compensation committee that the Executive’s services have been of exceptional merit and an invaluable contribution to the profits and position of the Employer in its field of activity; and
WHEREAS, the Employer and the Executive are parties to that certain Executive Salary Continuation Agreement, dated June 4, 2002, and amended September 15, 2004, which provides for the payment of certain benefits; and
WHEREAS, it is deemed to be in the best interests of the Employer to provide the Executive with certain salary continuation benefits, on the terms and conditions set forth herein, in order to reasonably induce the Executive to remain in the Employer’s employment; and
WHEREAS, section 885 of the American Jobs Creation Act of 2004 amended the Internal Revenue Code (Code) to add section 409A implementing detailed rules regarding deferred compensation; and
WHEREAS, Notice 2005-1 was subsequently issued by the Treasury Department providing additional guidance on transitioning a plan of deferred compensation, such as this Agreement, into compliance with Code section 409A. Notice 2005-1 announced that a deferred compensation plan subject to Code section 409A must be operated in good faith compliance with the provisions of Code section 409A and Notice 2005-1 during the 2005 calendar year. Supplemental guidance from the IRS has extended the good faith compliance period through December 31, 2008. Final Treasury Regulations were issued on April 10, 2007 and are effective January 1, 2009; and
WHEREAS, pursuant to the Treasury regulations and other published IRS guidance, benefits vested under the agreement between the Employer and the Executive as of December 31, 2004 (Grandfathered Agreement) are eligible for grandfather treatment and shall not be subject to Code section 409A; and

WHEREAS, the Grandfathered Agreement is being amended by a Second Amendment to the Executive Salary Continuation Agreement for Robert T. Herr of even date herewith (Second Amendment) to attach a notice of its grandfathered status and to clarify that the benefits vested under the Grandfathered Agreement are not subject to Code section 409A; and
WHEREAS, since such Second Amendment is not a material modification of the Grandfathered Agreement that would subject it to Code section 409A; and
WHEREAS, the terms of the Grandfathered Agreement in effect on December 31, 2004, as clarified by the Second Amendment shall (i) remain in full force and effect, and (ii) govern all benefits vested as of December 31, 2004. This Agreement shall in no way be construed to limit, replace or abridge benefits payable thereunder.
ACCORDINGLY, it is the desire of the Employer and the Executive to enter into this amended and restated Agreement, covering benefits accrued on or after January 1, 2005, in good faith compliance with the requirements of Code section 409A, and the final Treasury regulations; and its terms shall apply only to benefits under the Agreement deferred after December 31, 2004.
NOW, THEREFORE, in consideration of the services to be performed in the future, as well as the mutual promises and covenants contained herein, the Executive and the Employer agree as follows:
AGREEMENT
ARTICLE I. TERMS AND DEFINITIONS
1.01	Administrator. The Employer shall be the “Administrator” and, solely for the purposes of ERISA, the “fiduciary” of this Agreement where a fiduciary is required by ERISA.
1.02
Annual Benefit. The term “Annual Benefit” shall mean an annual sum of sixty-two thousand dollars ($62,000) multiplied by the Applicable Percentage (defined below) less the annual benefit payable under the Grandfathered Agreement and then reduced to the extent required: (i) under the other provisions of this Agreement; (ii) by reason of the lawful order of any regulatory agency or body having jurisdiction over the Employer; and (iii) in order for the Employer to properly comply with any and all applicable state and federal laws, including, but not limited to, income, employment and disability income tax laws (e.g., FICA, FUTA, SDI).

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1.03
Applicable Percentage. The term “Applicable Percentage” shall mean that percentage listed on Schedule “A” attached hereto which is adjacent to the number of complete years (with a “year” being the performance of personal services for or on behalf of the Employer as an employee for a period of three hundred sixty-five (365) days) which have elapsed starting from the Effective Date of this Agreement and ending on the date payments are to first begin under the terms of this Agreement. In the event that Executive’s employment with Employer is terminated other than by reason of death, disability, Retirement or voluntary termination on the part of Executive, Executive shall be deemed for purposes of determining the number of complete years to have completed a year of service in its entirety for any partial year of service after the last anniversary date of the Effective Date during which the Executive’s employment is terminated.

1.04	Code. “Code” shall mean the Internal Revenue code of 1986, as amended.
1.05
Disability/Disabled. The term “Disability” or “Disabled” shall mean the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Employer. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Employer provided that the definition of “disability” applied under such disability insurance program complies with the requirements of the preceding sentence. Upon the request of the plan administrator, the Executive must submit proof to the plan administrator of the Social Security Administration’s or the provider’s determination.

1.06
Early Retirement Date. The term “Early Retirement Date” shall mean the Retirement (as defined below) of the Executive on a date which occurs after the date upon which the Executive has, measured in the aggregate and from the date of this Agreement to the date of the Executive’s Retirement, been employed by the Employer for no less than seven (7) years.

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1.07	Effective Date. The term “Effective Date” shall mean the date upon which this Agreement was entered into by the parties, as first written above.
1.08	ERISA. The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
1.09	Plan Year. The term “Plan Year” shall mean the Employer’s calendar year.
1.10	Retirement/Retires. The term “Retirement” or “Retires” shall mean the date acknowledged in Executive’s written notice to the Employer of the Executive’s Termination of Employment.
1.11
Specified Employee. The term “Specified Employee” shall mean an employee who at the time of Termination of Employment is a key employee of the Employer, if any stock of the Employer is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the twelve (12) month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.

1.12
Termination of Employment. “Termination of Employment” shall mean termination of the Executive’s employment with the Employer for reasons other than death or Disability. Whether a Termination of Employment has occurred is determined based on whether the facts and circumstances indicate that the Employer and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Employer if the Executive has been providing services to the Employer less than thirty-six (36) months).

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1.13
Unforeseeable Emergency. The term “Unforeseeable Emergency” shall mean a severe financial hardship to the Executive resulting from an illness or accident of the Executive, the Executive’s spouse, the Beneficiary, or the Executive’s dependent (as defined in section 152(a) of the Code), loss of the Executive’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive.

ARTICLE II. SCOPE, PURPOSE AND EFFECT
2.01
Contract of Employment. Although this Agreement is intended to provide the Executive with an additional incentive to remain in the employ of the Employer, this Agreement shall not be deemed to constitute a contract of employment between the Executive and the Employer nor shall any provision of this Agreement restrict or expand the right of the Employer to terminate the Executive’s employment. This Agreement shall have no impact or effect upon any separate written Employment Agreement which the Executive may have with the Employer, it being the parties’ intention and agreement that unless this Agreement is specifically referenced in said Employment Agreement (or any modification thereto), this Agreement (and the Employer’s obligations hereunder) shall stand separate and apart and shall have no effect upon, nor be affected by, the terms and provisions of said Employment Agreement.

2.02
Fringe Benefit. The benefits provided by this Agreement are granted by the Employer as a fringe benefit to the Executive and are not a part of any salary reduction plan or any arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payments or bonus in lieu of the benefits provided by this Agreement.

ARTICLE III. PAYMENTS UPON OR AFTER RETIREMENT
3.01
Payments Upon Retirement. If the Executive shall remain in the continuous employment of the Employer until attaining sixty-five (65) years of age, the Executive shall be entitled to be paid, as his normal retirement benefit, the Annual Benefit, as defined above, for a period of fifteen (15) years, in one hundred eighty (180) equal monthly installments, with each installment to be paid on the first day of each month, beginning with the month following the month in which the Executive Retires.

3.02
Payments in the Event of Death After Retirement. In the event of Executive’s death following Retirement, benefits shall cease under this Agreement and no death benefit shall be provided under this Agreement.

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ARTICLE IV. PAYMENTS IN THE EVENT DEATH OR DISABILITY
OCCURS PRIOR TO RETIREMENT
4.01	Payments in the Event of Death Prior to Retirement. In the event of the Executive’s death prior to Retirement, no death benefit shall be provided under this Agreement.
4.02
Payments in the Event of Disability Prior to Retirement. In the event the Executive becomes Disabled while actively employed by the Employer at any time after the date of this Agreement but prior to Retirement, the Executive shall: (i) continue to be treated during such period of Disability as being gainfully employed by the Employer, but shall not add applicable years of service for the purpose of determining the Annual Benefit; and (ii) be entitled to be paid the Annual Benefit for fifteen (15) years, as determined by the applicable years of service at the time of Disability in one hundred eighty (180) equal monthly installments, with each installment to be paid on the first day of each month, beginning with the month following the earlier of (1) the month in which the Executive attains sixty-five (65) years of age; or (2) the date upon which the Executive is no longer entitled to receive disability benefits under the Executive’s principal disability insurance policy. Upon Executive’s death, no further payments will be made under this Article 4.02.

ARTICLE V. PAYMENTS IN THE EVENT EMPLOYMENT IS TERMINATED
OTHER THAN BY DEATH, DISABILITY, RETIREMENT
5.01
Payments in the Event Employment is Terminated Other than by Disability, Retirement or a Change of Control of the Employer. As indicated in Article II above, the Employer reserves the right to terminate the Executive’s employment, with or without cause, but subject to any written employment agreement which may then exist, at any time prior to the Executive’s Retirement. In the event that the employment of the Executive shall be terminated for any reason, including voluntary Termination of Employment by the Executive, but other than by reason of Disability, Retirement or a Change of Control of the Employer as set forth in Article 5.02, the Executive or his legal representative shall be entitled to be paid the Annual Benefit for a period of fifteen (15) years, as determined by the applicable years of service at the time of the Executive’s Termination of Employment with the Employer, in one hundred eighty (180) equal monthly installments, with each installment to be paid on the first day of each month, beginning with the month following the month in which the Executive attains sixty-five (65) years of age.

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5.02
Termination of Employment in the Event of a Change of Control. A “Terminating Event” shall be defined as a change in the ownership or effective control of the Employer, or in the ownership of a substantial portion of the assets of the Employer, as such change is defined in section 409A of the Code and regulations thereunder.

In the event the Executive’s employment terminates with the Employer or Employer’s successor within twenty-four (24) months of a Terminating Event and the Executive gives written notice to the Employer or Employer’s successor within thirty (30) calendar days of such Termination of Employment that the termination is for the reason that a Terminating Event has occurred, the Executive or his legal representative shall be entitled to be paid the Annual Benefit with the Applicable Percentage equal to one hundred percent (100%), for a period of fifteen (15) years, in one hundred eighty (180) equal monthly installments, with each installment to be paid on the first day of each month, beginning with the month following the month in which the Executive terminates employment.
The Executive and Employer acknowledge that limitations on deductibility of the Annual Benefit for federal income tax purposes may be imposed under, but not limited to section 280G of the Code, and any successor to section 280G of the Code. The increase in the Applicable Percentage pursuant to the application of this Article 5.02 shall be limited to such increase in the Applicable Percentage (which increase shall not result in the Applicable Percentage being greater than one hundred (100%) percent) that results in the greatest amount of the Annual Benefit that is deductible by the Employer for federal income tax purposes after taking into account all other compensation payments to or for the benefit of the Executive that are included in determining the deductibility of such payments under section 280G of the Code or any successor to section 280G of the Code. In the event that prior to the application of this Article 5.02, all other compensation payments to or for the benefit of Executive results in the limitation of the deductibility by Employer of such payments under section 280G or any successor to section 280G of the Code, then this Article 5.02 shall not be applicable.
ARTICLE VI. PAYMENTS IN THE EVENT THE EXECUTIVE
ELECTS EARLY RETIREMENT
The Executive shall have the right to elect to receive the Annual Benefit prior to attaining sixty-five (65) years of age if he chooses to Retire on a date which constitutes an Early Retirement Date as defined in Article 1.08 above. In the event the Executive elects to Retire on a date which constitutes an Early Retirement Date, the Executive shall be entitled to be paid the Annual Benefit for a period of fifteen (15) years determined by the applicable years of service at the time of early retirement, as defined above, in one hundred eighty (180) equal monthly installments, with each installment to be paid on the first day of each month, beginning with the month following the month in which the Early Retirement Date occurs.
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ARTICLE VII. PAYMENTS IN THE EVENT OF AN
UNFORESEEABLE EMERGENCY
7.01
Hardship Distribution. The Employer may make a hardship distribution under the circumstances described in Article 7.02 below. Any such distribution shall require the adjustment described in Article 7.03 to any amounts to be paid under Articles 3, 4, 5 or 6.

7.02
Application for and Amount of Hardship Distribution. If an Unforeseeable Emergency occurs, the Executive may petition the Board to receive a distribution from the Agreement (a “Hardship Distribution”). The Board in its sole discretion may grant such petition. If granted, the Executive shall receive, within sixty (60) days, a Hardship Distribution from the Agreement only to the extent deemed necessary by the Board to remedy the Unforeseeable Emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution. In any event, the maximum amount which may be paid out pursuant to this Article is the vested Annual Benefit as of the day that the Executive petitioned the Board to receive a Hardship Distribution under this Article.

7.03
Benefit Adjustment. At the time of any Hardship Distribution, the vested Annual Benefit shall be reduced by the amount of the Hardship Distribution and the benefits to be paid under Articles 3, 4, 5 or 6 hereof shall reflect such reduced amount.

ARTICLE VIII. RESTRICTION ON TIMING OF DISTRIBUTIONS
Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee, the provisions of this Article shall govern any distributions hereunder which would otherwise be made to the Executive due to a Termination of Employment. Such distributions shall not be made during the first six (6) months following Termination of Employment unless the Executive dies prior to the end of such six (6) month period. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Termination of Employment. All subsequent distributions shall be paid in the manner otherwise specified herein.
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ARTICLE IX. DISTRIBUTIONS UPON INCOME INCLUSION UNDER
SECTION 409A OF THE CODE
If, pursuant to Code section 409A, the Federal Insurance Contributions Act or other state, local or foreign tax, the Executive becomes subject to tax on the amounts deferred hereunder, then the Employer may make a limited distribution to the Executive in accordance with the provisions of Treasury Regulations section 1.409A-3(j)(vi), (vii) and (xi). Any such distribution will decrease the Executive’s benefit hereunder.
ARTICLE X. CHANGE IN FORM OR TIMING OF DISTRIBUTIONS
Except as provided in Article 15.15, all changes in the form or timing of distributions hereunder must be made by written amendment to this Agreement and must comply with the following requirements. The changes:
(a)	may not accelerate the time or schedule of any distribution, except as provided in Code section 409A and the regulations thereunder;
(b)	must, for benefits distributable under Article 3 and 6, be made at least twelve (12) months prior to the first scheduled distribution;
(c)
must, for benefits distributable under Articles 3, 5, and 6, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d) must take effect not less than twelve (12) months after the election is made.
ARTICLE XI. RIGHT TO DETERMINE FUNDING METHODS
The Employer reserves the right to determine, in its sole and absolute discretion, whether, to what extent and by what method, if any, to provide for the payment of the amounts which may be payable to the Executive, the Executive’s spouse or the Executive’s beneficiaries under the terms of this Agreement. In the event that the Employer elects to fund this Agreement, in whole or in part, through the use of life insurance or annuities, or both, the Employer shall determine the ownership and beneficial interests of any such policy of life insurance or annuity. The Employer further reserves the right, in its sole and absolute discretion, to terminate any such policy, and any other device used to fund its obligations under this Agreement, at any time, in whole or in part. Consistent with Article 13 below, neither the Executive, the Executive’s spouse nor the Executive’s beneficiaries shall have any right, title or interest in or to any funding source or amount utilized by the Employer pursuant to this Agreement, and any such funding source or amount shall not, constitute security for the performance of the Employer’s obligations pursuant to this Agreement. In connection with the foregoing, the Executive agrees to execute such documents and undergo such medical examinations or tests which the Employer may request and which may be reasonably necessary to facilitate any funding for this Agreement including, without limitation the Employer’s acquisition of any policy of insurance or annuity. Furthermore, a refusal by the Executive to consent to participate in and undergo any such medical examinations or tests shall result in the immediate termination of this Agreement and the immediate forfeiture by the Executive, the Executive’s spouse and the Executive’s beneficiaries of any and all rights to payment hereunder.
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ARTICLE XII. CLAIMS PROCEDURE
The Employer shall, but only to the extent necessary to comply with ERISA, be designated as the named fiduciary under this Agreement and shall have authority to control and manage the operation and administration of this Agreement. Consistent therewith, the Employer shall make all determinations as to the rights to benefits under this Agreement. Any decision by the Employer denying a claim by the Executive, the Executive’s spouse, or the Executive’s beneficiary for benefits under this Agreement shall be stated in writing and delivered or mailed, via registered or certified mail, to the executive, the Executive’s spouse or the Executive’s beneficiary, as the case may be. Such decision shall set forth the specific reasons for the denial of a claim. In addition, the Employer shall provide the Executive, the Executive’s spouse or the Executive’s beneficiary with a reasonable opportunity for a full and fair review of the decision denying such claim.
ARTICLE XIII. STATUS OF AN UNSECURED GENERAL CREDITOR
Notwithstanding anything contained herein to the contrary: (i) neither the Executive, the Executive’s spouse and the Executive’s beneficiary shall have any legal or equitable rights, interests or claims in or to any specific property or assets of the Employer; (ii) none of the Employer’s assets shall be held in or under any trust for the benefit of the Executive, the Executive’s spouse or the Executive’s beneficiary or held in any way as security for the fulfillment of the obligations of the Employer under this Agreement; (iii) all of the Employer’s assets shall be and remain the general unpledged and unrestricted assets of the Employer; (iv) the Employer’s obligation under this Agreement shall be that of an unfunded and unsecured promise by the Employer to pay money in the future; and (v) the Executive, the Executive’s spouse and the Executive’s beneficiary shall be unsecured general creditors with respect to any benefits which may be payable under the terms of this Agreement.
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ARTICLE XIV. COVENANT NOT TO INTERFERE
The Executive agrees not to take any action which prevents the Employer from collecting the proceeds of any life insurance policy which the Employer may happen to own at the time of the Executive’s death and of which the Employer is the designated beneficiary.
ARTICLE XV. MISCELLANEOUS
15.01
Opportunity to Consult with Independent Counsel. The Executive acknowledge that he has been afforded the opportunity to consult with independent counsel of his choosing regarding both the benefits granted to him under the terms of this Agreement and the terms and conditions which may affect the Executive’s right to these benefits. The Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

15.02
Arbitration of Disputes. All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Employer in its sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), presently located at 111 Pine Street, Suite 710, San Francisco, California. In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this paragraph, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties, of the American Arbitration Association (“AAA”), presently located at 417 Montgomery Street, San Francisco, California, shall conduct the binding arbitration referred to in this paragraph. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall be subject to such rules of procedure used or established by JAMS, or if there are none, the rules of procedure used or established by AAA. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of Title 9 of Part 3 of the California Code of Civil Procedure. Any arbitration hereunder shall be conducted in Quincy, California, unless otherwise agreed to by the parties.

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15.03
Attorneys’ Fees. In the event of any arbitration or litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorneys’ fees and costs incurred in connection therewith or in the enforcement or collection of any judgment or award rendered therein. The “prevailing party” means the party determined by the arbitrator(s) or court, as the case may be, to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

15.04
Notice. Any notice required or permitted of either the Executive or the Employer under this Agreement shall be deemed to have been duly given, if by personal delivery upon the date received by the party or its authorized representative. If by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission and if by mail, on the third day after mailing via U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

If to the Employer:	Plumas Bank
P.O. Box 10150
Quincy, California 95971
Attn: Mr. Daniel E. West

If to the Executive:	Robert T. Herr
P.O. Box 296
Quincy, California 95971
15.05
Assignment. Neither the Executive, the Executive’s spouse, nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, hypothecate, modify or otherwise encumber any part or all of the amounts payable hereunder, nor, prior to payment in accordance with the terms of this Agreement, shall any portion of such amounts be: (i) subject to seizure by any creditor of any such beneficiary, by a proceeding at law or in equity, for the payment of any debts, judgments, alimony or separate maintenance obligations which may be owed by the Executive, the Executive’s spouse, or any designated beneficiary; or (ii) transferable by operation of law in the event of bankruptcy, insolvency or otherwise. Any such attempted assignment or transfer shall be void and shall terminate this Agreement, and the Employer shall thereupon have no further liability hereunder.

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15.06
Binding Effect/Merger or Reorganization. This Agreement shall be binding upon and inure to the benefit of the Executive and the Employer and, as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns. Accordingly, the Employer shall not merge or consolidate into or with another corporation, or reorganize or sell substantially all of its assets to another corporation, firm or person, unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the obligations of the Employer under this Agreement. Upon the occurrence of such event, the term “Employer” as used in this Agreement shall be deemed to refer to such surviving or successor firm, person, entity or corporation.

15.07
Nonwaiver. The failure of either party to enforce at any time or for any period of time anyone or more of the terms or conditions of this Agreement shall not be a waiver of such term(s) or condition(s) or of that party’s right thereafter to enforce each and every term and condition of this Agreement.

15.08
Partial Invalidity. If any term, provision covenant or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant or condition invalid, void or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

15.09
Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect thereto. Each party to this Agreement acknowledges that no other representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding on either party.

15.10
Amendments. Except as otherwise provided in this Article and Articles 15.14 and 15.15, below, this Agreement may be amended only by a written agreement signed by the Employer and the Executive. However, the Employer may unilaterally amend this Agreement to conform with written directives to the Employer from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

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15.11
Paragraph Headings. The paragraph headings used in this Agreement are included solely for the convenience of the parties and shall not affect or be used in connection with the interpretation of this Agreement.

15.12
No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction, will be applied against any person.

15.13
Governing Law. The laws of the state of California, other than those laws denominated choice of law rules, and, where applicable, the rules and regulations of: (i) the California Superintendent of Banks; (ii) the Board of Governors of the Federal Reserve System; (iii) the Federal Deposit Insurance corporation; or (iv) any other regulatory agency or governmental authority having jurisdiction over the Employer, shall govern the validity, interpretation, construction and effect of this Agreement.

15.14
Plan Termination Generally. Except as otherwise provided in Article 15.15, this Agreement may be terminated only by a written agreement signed by the Employer and the Executive. The benefit hereunder shall be the vested Annual Benefit as of the date the Agreement is terminated. Except as provided in Article 15.15, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Articles 3, 4, 5 or 6.

15.15.
Plan Terminations Under Section 409A. Notwithstanding anything to the contrary herein, this Agreement may be terminated by the Employer, or its successor, and distributions hereunder accelerated as provided below in the following circumstances:

(a)
Within thirty (30) days before or twelve (12) months after a change in the ownership or effective control of the Employer, or in the ownership of a substantial portion of the assets of the Employer as described in section 409A(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Employer’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the such terminations;

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(b)
Upon the Employer’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)
Upon the Employer’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations section 1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Employer, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Employer does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Employer takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Employer may distribute the vested Annual Benefit, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.
15.16	Compliance with Code Section 409A. This Agreement shall be interpreted and administered consistent with Code section 409A.
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IN WITNESS WHEREOF, the Employer and the Executive have executed this Agreement on the date first above-written in the City of Quincy, Plumas County, California.

THE EMPLOYER:	THE EXECUTIVE:

PLUMAS BANK
A California Corporation

/s/ Daniel E. West Daniel E. West	/s/ Robert T. Herr Robert T. Herr
Chairman of the Board

/s/ Terrence J. Reeson Terrence J. Reeson Vice-Chairman of the Board
CHANG
RUTHENBERG
& LONG PC

SCHEDULE A

NUMBER OF COMPLETE
YEARS OF SERVICE	APPLICABLE
WHICH HAVE ELAPSED	PERCENTAGE

1	15.00%

2	30.00%

3	45.00%

4	60.00%

5 (early retirement age — 60)	75.00%

6	90.00%

7	92.00%

8	94.00%

9	96.00%

10	98.00%

11 or more	100.00%
CHANG
RUTHENBERG
& LONG PC